EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media may contact:

Eloise Hale, Bank of America, 704.387.0013

eloise.hale@bankofamerica.com

McQuade Announces Resignation as President of Bank of America

May 24, 2004—Kenneth D. Lewis, chief executive officer of Bank of America Corporation, announced today that Eugene M. McQuade, president of Bank of America, has announced his intention to resign from the company and the board of directors, effective June 30.

“Gene McQuade is one of the principal architects of our recent merger,” said Lewis. “Gene told me that he was pleased and excited with the progress we had made in bringing Bank of America and Fleet together, but that he felt it was time to pursue different challenges and a new chapter in his career. I have come to admire and respect Gene in the time we’ve worked together, and wish him only the best in his future endeavors,” Lewis said.

Chad Gifford, chairman of the board of directors of Bank of America, also praised McQuade’s leadership and contributions to the company. “Gene McQuade is one of our company’s great leaders, and played a principal role in engineering our success at Fleet over the past several years,” said Gifford. “Gene’s leadership during the early transition has laid a strong foundation for our shared future. Gene is an outstanding executive and a dear friend, and will be greatly missed by all of us who have had the pleasure and honor of working with him, even as we share his excitement for new opportunities to come.”

McQuade joined Fleet in 1992 and was elected chief financial officer in 1993. He was elected vice chairman in 1997 and became president and chief operating officer in 2002. He also served as chairman of Fleet’s Asset Liability and Capital Committee.

“I am more convinced than ever of the power of this franchise and Bank of America’s strong future,” said McQuade. “This company, its people and its leadership have truly set a higher standard over the past six months. In a short period of time we have aligned our two companies, created a roadmap for systems integration, and begun to deliver on the promise of our new company for our customers. I am ready for new challenges and am confident that I am leaving this company in great hands. I will miss working with all the bank’s associates I have come to know and will continue to expect great things from them,” McQuade said.

The business units for which McQuade had responsibility will be re-aligned as follows, effective immediately:

•	Tim Arnoult, Technology & Operations executive, will report to Ken Lewis;

•	Michael Mitchell, Workplace & Security executive, will report to Marc Oken, chief financial officer;

•	Terry Perucca, Principal Investing executive, will report to Jay Sarles, vice chairman;

•	Richie Prager, Latin America executive, will report to Barbara Desoer, Consumer Products president;

•	Dan Riley, Global Treasury Services executive, will report to Gene Taylor, Commercial Banking president.

Bank of America is one of the world’s largest financial institutions, serving individual consumers, small businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-management products and services. The company provides unmatched convenience in the United States, serving 33 million consumer relationships with 5,700 retail banking offices, nearly 16,500 ATMs and award-winning online banking with more than 10 million active users. Bank of America is rated the No. 1 Small Business Administration Lender in the United States by the SBA. The company serves clients in 150 countries and has relationships with 96 percent of the U.S. Fortune 500 companies and 82 percent of the Global Fortune 500. Bank of America Corporation stock (ticker: BAC) is listed on the New York Stock Exchange.

www.bankofamerica.com

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